Exhibit 99.1

August 3, 2016

Prudential Financial, Inc. announces

second quarter 2016 results

•	Net income attributable to Prudential Financial, Inc. for second quarter 2016 of $921 million, or $2.04 per Common share, compared to $3.03 per Common share for year-ago quarter.

•	After-tax adjusted operating income of $829 million, or $1.84 per Common share, compared to $2.91 per Common share for year-ago quarter.

Significant items in the Quarter

•	The Company completed its annual review of actuarial assumptions. Reflecting this review, net income included a pre-tax benefit from reserve updates and adjustments of amortization of deferred policy acquisition and related costs of $590 million for ongoing businesses. This represents a pre-tax benefit to net realized investment gains and related charges and adjustments of $1.034 billion, partially offset by $444 million of charges to adjusted operating income.

•	Net income and adjusted operating income each include a pre-tax benefit of $48 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum death benefits, and a pre-tax charge of $36 million in Corporate and Other results for early debt extinguishment costs.

•	As a result of these items, net income includes a net benefit of 88 cents per Common share, and adjusted operating income includes a net unfavorable impact of approximately 62 cents per Common share. In the year-ago quarter, net income included a net benefit of 25 cents per Common share and adjusted operating income included a net benefit of 29 cents per Common share from significant items reflecting an annual review, impact of market performance on Annuities results, and business integration costs.

“Prudential delivered solid core results in the second quarter, in line with our expectations after adjusting for significant items we identified, as we continue to benefit from our high quality and balanced collection of businesses and diverse sources of earnings and cash flow. We produced strong sales growth in our U.S. and International protection businesses, and solid net flows in Asset Management and Retirement. We are also pleased with the structural changes we made to manage the risks in our individual annuities business, which reduce complexity, enhance our overall capital flexibility, and facilitate an increase in our 2016 share repurchase authorization by the Board as a result of capital released from this strategic action. Overall, while market conditions continue to present challenges, we remain confident in our long term earnings outlook and ability to produce differentiated returns,” said Chairman and Chief Executive Officer John Strangfeld.

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Second Quarter highlights

•	Individual Annuities current quarter gross sales of $2.3 billion include $1.6 billion of variable annuities without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies. Completed recapture of variable annuity living benefit risks from reinsurance captive on April 1.

•	Retirement gross deposits and sales for the quarter of $8.1 billion include two new longevity reinsurance cases totaling $1.8 billion. Net sales of $488 million reflect positive net flows in both Full Service and Institutional Investment Products.

•	Asset Management segment assets under management of $1.05 trillion include a record-high $505 billion of unaffiliated third party institutional and retail assets under management at June 30, up 7% from a year earlier. Net inflows from both institutional and retail business, excluding money market, totaled $3.6 billion for the quarter.

•	U.S. Individual Life sales, based on annualized new business premiums, of $159 million, up 22% from the year-ago quarter.

•	Group insurance total benefits ratio, excluding impact of refinements and updates reflecting the annual review, was lower than the long term expected range in the quarter reflecting favorable disability underwriting results.

•	International Insurance constant dollar basis sales of $747 million for the current quarter, up 7% from the year-ago quarter, reflecting a 53% increase in sales of U.S. dollar denominated products in Japan.

•	Returned approximately $700 million to shareholders through Common stock repurchases and dividends. In addition, Prudential’s Board of Directors authorized a $500 million increase to the existing share repurchase authorization for calendar year 2016, bringing the remaining authorization for repurchases at management’s discretion from July 1 through December 31, 2016, to $1.25 billion.

Other financial highlights

•	Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss and currency translation adjustments corresponding to realized investment gains and losses, book value per Common share excluding total accumulated other comprehensive income amounted to $76.55 at June 30, 2016, an increase of $2.96 from December 31, 2015, after payment of two quarterly Common Stock dividends totaling $1.40 per share.

•	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $43.3 billion at June 30, 2016 compared to $23.7 billion at December 31, 2015; gross unrealized losses of $1.4 billion at June 30, 2016, compared to $3.4 billion at December 31, 2015.

•	During the second quarter of 2016, the Company acquired 5.0 million shares of its Common Stock at a total cost of $375 million, for an average price of $75.38 per share. From the commencement of repurchases in July 2011, through June 30, 2016, the Company has acquired 75.4 million shares of its Common Stock at a total cost of $5.1 billion, for an average price of $68.29 per share.

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NEWARK, N.J., August 3, 2016 –Prudential Financial, Inc., (NYSE:PRU) today reported second quarter results. Net income attributable to Prudential Financial, Inc., was $921 million ($2.04 per Common share) for the second quarter of 2016, compared to $1.406 billion ($3.03 per Common share) for the year-ago quarter. After-tax adjusted operating income was $829 million ($1.84 per Common share) for the second quarter of 2016, compared to $1.350 billion ($2.91 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first half of 2016, net income attributable to Prudential Financial, Inc., was $2.257 billion ($4.97 per Common share), compared to $3.442 billion ($7.40 per Common share) for the first half of 2015. After-tax adjusted operating income was $1.826 billion ($4.02 per Common share) for the first half of 2016, compared to $2.648 billion ($5.69 per Common share) for the first half of 2015.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Results of ongoing operations

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $870 million for the second quarter of 2016, compared to $981 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $427 million in the current quarter, compared to $548 million in the year-ago quarter. Current quarter results include a net benefit of $52 million from an updated estimate of profitability, including $4 million reflecting updates of actuarial assumptions based on an annual review and $48 million from the impact of market performance in relation to our assumptions. Results for the year-ago quarter included a net benefit of $125 million to reflect an updated estimate of profitability, including $31 million reflecting updates of actuarial assumptions based on an annual review and $94 million from the impact of market performance in relation to our assumptions. Excluding the effect of the foregoing items, results for the Individual Annuities segment decreased $48 million from the year-ago quarter. This decrease came primarily from lower asset-based fees driven by a decline in average variable annuity account values.

The Retirement segment reported adjusted operating income of $236 million for the current quarter, compared to $237 million in the year-ago quarter. Current quarter results include a net benefit of $6 million primarily to adjust amortization of deferred policy acquisition and other costs reflecting an annual review of actuarial assumptions. Excluding this item, results for the Retirement segment decreased $7 million from the year-ago quarter. This decrease reflected a less favorable contribution from pension risk transfer case experience and lower fees, partly offset by greater earnings from net investment results. The current quarter contribution to results from pension risk transfer case experience was approximately $20 million greater than our average quarterly expectations. The current quarter contribution from net investment results, which reflected increased full service account values and higher net prepayment fee income, included returns on non-coupon investments about $30 million below our average expectations.

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The Asset Management segment reported adjusted operating income of $207 million for the current quarter, compared to $196 million in the year-ago quarter. The increase reflected a $9 million greater contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $33 million for the current quarter. Earnings driven by asset management fees were essentially unchanged from the year-ago quarter, as the impact of higher fees from management of third-party fixed income assets was largely offset by lower average equity assets under management.

The U.S. Individual Life and Group Insurance division reported a loss, on an adjusted operating income basis, of $201 million for the second quarter of 2016, compared to adjusted operating income of $312 million in the year-ago quarter.

The Individual Life segment reported a loss, on an adjusted operating income basis, of $290 million for the current quarter, compared to adjusted operating income of $237 million in the year-ago quarter. Current quarter results include a net charge of $420 million from updates of reserves and related items including updated profitability estimates reflecting updates of actuarial assumptions based on an annual review. Results for the year-ago quarter included a net benefit of $68 million from refinements and updates reflecting an annual review, and $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013. Excluding these items, Individual Life results decreased $47 million from the year-ago quarter, primarily reflecting less favorable claims experience. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates and amortization was about $20 million below our average expectations. A greater contribution from net investment results, including current quarter returns on non-coupon investments essentially unchanged from the year-ago quarter and slightly below our average expectations, was essentially offset by higher net ongoing amortization and expenses.

The Group Insurance segment reported adjusted operating income of $89 million in the current quarter, compared to $75 million in the year-ago quarter. Current quarter results include a net benefit of $41 million from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit of $28 million from refinements and updates reflecting an annual review. Excluding these items, results were essentially unchanged from the year-ago quarter.

The International Insurance segment reported adjusted operating income of $803 million for the second quarter of 2016, compared to $842 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner operations was $343 million for the current quarter, compared to $381 million in the year-ago quarter. Current quarter results include a net charge of $38 million from refinements of reserves and related items including updated profitability estimates reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net charge of $11 million from refinements and updates reflecting an annual review. Excluding these items, results decreased $11 million from the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $22 million in comparison to the year-ago quarter. In addition, the benefit to current quarter results from continued business growth was partly offset by a lower contribution from net investment results and higher expenses. Claims experience was essentially unchanged from the year-ago quarter but about $10 million more favorable than our average expectations.

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The segment’s Gibraltar Life and Other operations reported adjusted operating income of $460 million for the current quarter, compared to $461 million in the year-ago quarter. Current quarter results include a net charge of $34 million from refinements of reserves and related items including updated profitability estimates reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net charge of $10 million from refinements and updates reflecting an annual review. Excluding these items, results increased $23 million from the year-ago quarter. This increase reflected lower net expenses in the current quarter including income of approximately $40 million from a fixed asset sale, business growth including a contribution from the Company’s indirect investment acquired on March 2, 2016, in AFP Habitat, and a greater contribution from net investment results which included current quarter returns on non-coupon investments approximately $35 million above our average expectations. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $36 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $415 million in the second quarter of 2016, compared to a loss of $294 million in the year-ago quarter. Current quarter results include $36 million of costs associated with an early debt extinguishment and a charge of $3 million from adjustment of reserves relating to certain pre-demutualization policies based on an annual review of actuarial assumptions. Results for the year-ago quarter included a benefit of $11 million from a similar adjustment of reserves based on an annual review. Excluding these items, the loss from Corporate and Other operations increased $71 million, primarily reflecting higher expenses and lower investment income including charges of approximately $40 million relating to a tax advantaged investment in the current quarter.

Assets under management amounted to $1.268 trillion at June 30, 2016, compared to $1.184 trillion at December 31, 2015.

Net income attributable to Prudential Financial, Inc., amounted to $921 million for the second quarter of 2016, compared to $1.406 billion for the year-ago quarter.

Current quarter net income includes $360 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $574 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, driven by a favorable impact from updated assumptions for variable annuity living benefits resulting from our annual actuarial review, and $172 million from general portfolio and related activities. The foregoing gains were partially offset by pre-tax losses of $335 million related to derivatives used in risk management activities including asset and liability duration management, also reflecting the impact of the annual review, and $51 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects pre-tax increases of $108 million in recorded asset values and $133 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax losses of $43 million from divested businesses, primarily reflecting results of the Closed Block division.

Net income for the year-ago quarter included $286 million of pre-tax net realized investment gains and related charges and adjustments, including pre-tax gains of $510 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products and $538 million from the net impact of other portfolio and related activities. The foregoing gains were partly offset by pre-tax losses of $728 million related to derivatives used in risk management activities including asset and liability duration management and $34 million from impairments and sales of credit-impaired investments.

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Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at June 30, 2016, amounted to $1.415 billion, including $978 million on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.398 billion at December 31, 2015. Net unrealized gains on these investments amounted to $43.285 billion at June 30, 2016, compared to $23.739 billion at December 31, 2015.

Forward-Looking Statements and Non-GAAP Measure

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facility; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc., does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

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Adjusted operating income is a non-GAAP measure of performance. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which are presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

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Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 4, 2016, at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0819 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m., August 4 through Thursday, August 11, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 383124.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of June 30, 2016, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

MEDIA CONTACT:	Scot Hoffman
973-802-2824 scot.hoffman@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Income Statement Data:
Adjusted operating income before income taxes (1)	1,057	1,841	2,382	3,586
Income taxes, applicable to adjusted operating income	228	491	556	938

After-tax adjusted operating income (1)	829	1,350	1,826	2,648

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	360	286	698	1,337
Investment gains (losses) on trading account assets supporting insurance liabilities, net	108	(220)	324	(137)
Change in experience-rated contractholder liabilities due to asset value changes	(133)	234	(263)	37
Divested businesses:
Closed Block division	(32)	52	(105)	30
Other divested businesses	(11)	(109)	20	(34)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(8)	45	17	58

Total reconciling items, before income taxes	284	288	691	1,291
Income taxes, not applicable to adjusted operating income	203	188	243	440

Total reconciling items, after income taxes	81	100	448	851

Income from continuing operations (after-tax) before equity in earnings of operating joint ventures	910	1,450	2,274	3,499
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	11	(44)	(17)	(57)

Income from continuing operations attributable to Prudential Financial, Inc.	921	1,406	2,257	3,442
Earnings attributable to noncontrolling interests	4	53	37	63

Income from continuing operations (after-tax)	925	1,459	2,294	3,505
Income from discontinued operations, net of taxes	—	—	—	—

Net income	925	1,459	2,294	3,505
Less: Income attributable to noncontrolling interests	4	53	37	63

Net income attributable to Prudential Financial, Inc.	$921	$1,406	$2,257	$3,442

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Earnings per share of Common Stock (diluted):

After-tax adjusted operating income	$1.84	$2.91	$4.02	$5.69
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.80	0.62	1.55	2.89
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.24	(0.48)	0.72	(0.30)
Change in experience-rated contractholder liabilities due to asset value changes	(0.30)	0.51	(0.58)	0.08
Divested businesses:
Closed Block division	(0.07)	0.11	(0.23)	0.06
Other divested businesses	(0.02)	(0.24)	0.04	(0.07)
Difference in earnings allocated to participating unvested share-based payment awards	—	—	(0.01)	(0.02)

Total reconciling items, before income taxes	0.65	0.52	1.49	2.64
Income taxes, not applicable to adjusted operating income	0.45	0.40	0.54	0.93

Total reconciling items, after income taxes	0.20	0.12	0.95	1.71

Income from continuing operations (after-tax) attributable to Prudential Financial, Inc.	2.04	3.03	4.97	7.40
Income from discontinued operations, net of taxes	—	—	—	—

Net income attributable to Prudential Financial, Inc.	$2.04	$3.03	$4.97	$7.40

Weighted average number of outstanding Common shares (basic)	441.1	452.6	443.2	453.4

Weighted average number of outstanding Common shares (diluted)	449.3	461.4	451.3	462.2

Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$5	$9	$9

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
After-tax adjusted operating income	$9	$13	$20	$25
Income from continuing operations (after-tax)	$11	$14	$25	$33

Prudential Financial, Inc. Equity (as of end of period):

Total equity	$55,149	$41,723
Per share of Common Stock - diluted (2)	123.77	91.17
Equity excluding accumulated other comprehensive income	$30,482	$28,319
Per share of Common Stock - diluted	68.65	61.89
Number of diluted shares at end of period	444.0	457.6

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$427	$548	$755	$1,077
Retirement	236	237	455	521
Asset Management	207	196	372	401

Total U.S. Retirement Solutions and Investment Management Division	870	981	1,582	1,999

Individual Life	(290)	237	(170)	353
Group Insurance	89	75	115	105

Total U.S. Individual Life and Group Insurance Division	(201)	312	(55)	458

International Insurance	803	842	1,582	1,676

Total International Insurance Division	803	842	1,582	1,676

Corporate and Other operations	(415)	(294)	(727)	(547)

Adjusted operating income before income taxes	1,057	1,841	2,382	3,586

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	360	286	698	1,337
Investment gains (losses) on trading account assets supporting insurance liabilities, net	108	(220)	324	(137)
Change in experience-rated contractholder liabilities due to asset value changes	(133)	234	(263)	37
Divested businesses:
Closed Block division	(32)	52	(105)	30
Other divested businesses	(11)	(109)	20	(34)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(8)	45	17	58

Total reconciling items, before income taxes	284	288	691	1,291

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$1,341	$2,129	$3,073	$4,877

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,281	$2,341	$4,298	$4,568

Net sales	$341	$138	$579	$169

Total account value at end of period	$154,677	$158,976

Retirement Segment:

Full Service:

Deposits and sales	$4,699	$5,040	$11,355	$11,354

Net additions	$186	$357	$1,556	$442

Total account value at end of period	$194,007	$188,807

Institutional Investment Products:

Gross additions	$3,421	$9,147	$5,482	$10,116

Net additions (withdrawals)	$302	$5,339	$(420)	$2,813

Total account value at end of period	$180,882	$183,798

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$418.8	$380.6
Retail customers	202.1	199.2
General account	426.3	368.5

Total Investment Management and Advisory Services	$1,047.2	$948.3

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.8	$18.3	$27.3	$35.1

Net additions (withdrawals), other than money market	$2.0	$6.8	$(0.6)	$10.5

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$11.5	$10.3	$21.7	$23.4

Net additions (withdrawals), other than money market	$1.6	$(0.4)	$1.1	$3.6

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$50	$52	$98	$101
Guaranteed Universal life	61	48	112	88
Other Universal life	23	17	43	34
Variable life	25	13	51	31

Total	$159	$130	$304	$254

Group Insurance Annualized New Business Premiums (3):
Group life	$24	$10	$256	$141
Group disability	21	14	100	45

Total	$45	$24	$356	$186

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$738	$671	$1,482	$1,344

Constant exchange rate basis	$747	$697	$1,528	$1,392

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended June 30
	2016	2015
Assets and Asset Management Information:

Total assets	$796.5	$762.6

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,047.2	$948.3
Non-proprietary assets under management	169.8	191.5

Total managed by U.S. Retirement Solutions and Investment Management Division	1,217.0	1,139.8
Managed by U.S. Individual Life and Group Insurance Division	25.7	24.1
Managed by International Insurance Division	25.0	22.9

Total assets under management	1,267.7	1,186.8
Client assets under administration	171.7	165.7

Total assets under management and administration	$1,439.4	$1,352.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with U.S. GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Book value per share of Common Stock including accumulated other comprehensive income as of June 30, 2015 includes a $500 million increase in equity and a 5.5 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $90.85, and as of June 30, 2016 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90.
(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar and Korean won 1100 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.